Exhibit 99.1
FOR IMMEDIATE RELEASE
August 9, 2016
THE WALT DISNEY COMPANY REPORTS
THIRD QUARTER AND NINE MONTHS EARNINGS FOR FISCAL 2016

BURBANK, Calif. – The Walt Disney Company today reported quarterly earnings of $2.6 billion for its third fiscal quarter ended July 2, 2016, an increase of $114 million over the prior-year quarter. Diluted earnings per share (EPS) for the quarter increased 10% to $1.59 from $1.45 in the prior-year quarter. Excluding certain items affecting comparability(1), EPS for the quarter increased 12% to $1.62 from $1.45 in the prior-year quarter. EPS for the nine months ended July 2, 2016 increased 17% to $4.63 from $3.95 in the prior-year period. Excluding certain items affecting comparability(1), EPS for the nine months increased to $4.61 from $3.95 in the prior-year period.

“Disney delivered another quarter of double-digit EPS growth, and we are thrilled with our continued performance,” said Robert A. Iger, Chairman and Chief Executive Officer, The Walt Disney Company. “Our results are evidence that our asset mix is strong, as is our ability to execute in ways that enhance the Disney brand and create value for our shareholders while we invest for future growth.”

The following table summarizes the third quarter and nine-month results for fiscal 2016 and 2015 (in millions, except per share amounts):

	Quarter Ended			Nine Months Ended
	July 2, 2016	June 27, 2015	Change	July 2, 2016	June 27, 2015	Change
Revenues	$14,277	$13,101	9%	$42,490	$38,953	9%
Segment operating income (2)	$4,456	$4,120	8%	$12,545	$11,147	13%
Net income (3)	$2,597	$2,483	5%	$7,620	$6,773	13%
Diluted EPS (3)	$1.59	$1.45	10%	$4.63	$3.95	17%
Cash provided by operations	$3,624	$2,808	29%	$9,386	$7,581	24%
Free cash flow (2)	$2,489	$1,652	51%	$5,695	$4,520	26%

(1)
Items affecting comparability during the quarter ended July 2, 2016 included restructuring and impairment charges ($44 million) in connection with shutting down certain international film production operations. For the nine months ended July 2, 2016 items affecting comparability included the Company’s share of a net gain recognized by A&E Television Networks (A&E) in connection with an acquisition of an interest in Vice Group Holding, Inc. (Vice Gain) ($332 million), a charge in connection with the discontinuation of our Infinity console game business (Infinity Charge) ($147 million) and restructuring and impairment charges ($125 million) due to asset impairments and contract termination and severance costs. These items had a net favorable impact of $60 million. See the reconciliation of reported EPS to EPS excluding certain items affecting comparability on page 8.

(2)	Segment operating income and free cash flow are non-GAAP financial measures. See the discussion on page 7 and 8.

(3)	Reflects amounts attributable to shareholders of The Walt Disney Company, i.e. after deduction of noncontrolling interests.

SEGMENT RESULTS
The following table summarizes the third quarter and nine-month segment operating results for fiscal 2016 and 2015 (in millions):

	Quarter Ended			Nine Months Ended
	July 2, 2016	June 27, 2015	Change	July 2, 2016	June 27, 2015	Change
Revenues:
Media Networks	$5,906	$5,768	2%	$18,031	$17,438	3%
Parks and Resorts	4,379	4,131	6%	12,588	11,801	7%
Studio Entertainment	2,847	2,040	40%	7,630	5,583	37%
Consumer Products & Interactive Media	1,145	1,162	(1)%	4,241	4,131	3%
	$14,277	$13,101	9%	$42,490	$38,953	9%
Segment operating income:
Media Networks	$2,372	$2,378	—%	$6,083	$5,974	2%
Parks and Resorts	994	922	8%	2,599	2,293	13%
Studio Entertainment	766	472	62%	2,322	1,443	61%
Consumer Products & Interactive Media	324	348	(7)%	1,541	1,437	7%
	$4,456	$4,120	8%	$12,545	$11,147	13%

Media Networks
Media Networks revenues for the quarter increased 2% to $5.9 billion and segment operating income decreased $6 million to $2.4 billion.
The following table provides further detail of the Media Networks results (in millions):

	Quarter Ended			Nine Months Ended
	July 2, 2016	June 27, 2015	Change	July 2, 2016	June 27, 2015	Change
Revenues:
Cable Networks	$4,200	$4,140	1%	$12,676	$12,336	3%
Broadcasting	1,706	1,628	5%	5,355	5,102	5%
	$5,906	$5,768	2%	$18,031	$17,438	3%
Segment operating income:
Cable Networks	$2,090	$2,078	1%	$5,300	$5,132	3%
Broadcasting	282	300	(6)%	783	842	(7)%
	$2,372	$2,378	—%	$6,083	$5,974	2%
Cable Networks
Cable Networks revenues for the quarter increased 1% to $4.2 billion and operating income increased 1% to $2.1 billion. The increase in operating income was due to growth at ESPN, partially offset by a decrease at the Disney Channels, lower equity income from A&E and lower Freeform results.

The increase at ESPN was due to affiliate and advertising revenue growth, partially offset by higher programming costs. Affiliate revenue growth was due to contractual rate increases, partially offset by a decline in subscribers and an unfavorable impact from foreign currency translation. Higher advertising revenue was due to an increase in units sold, which included the benefit of an additional NBA championship game. The programming cost increase was driven by renewals for the Masters and international soccer rights and contractual rate increases for the NBA and MLB.
Lower results at the Disney Channel and Freeform reflected decreased program sales, partially offset by higher affiliate revenue which was driven by contractual rate increases.
Lower equity income from A&E was due to a decrease in advertising revenue and the impact of the conversion of the H2 channel to Viceland, partially offset by lower programming costs.
Broadcasting
Broadcasting revenues for the quarter increased 5% to $1.7 billion, and operating income decreased 6% to $282 million. The decrease in operating income was due to lower network advertising revenues, higher equity losses from Hulu and increased cost write downs for network programming, partially offset by affiliate revenue growth and higher operating income from program sales. Lower network advertising was driven by lower ratings, partially offset by higher rates. Higher equity losses from Hulu reflected increased programming, marketing and labor costs, partially offset by higher subscription and advertising revenues. Affiliate revenue growth was primarily due to contractual rate increases. Higher operating income from program sales was due to a subscription video on demand sale of How to Get Away with Murder.

Parks and Resorts
Parks and Resorts revenues for the quarter increased 6% to $4.4 billion and segment operating income increased 8% to $994 million. Operating income growth for the quarter was due to an increase at our domestic operations, partially offset by a decrease at our international operations. Results were adversely impacted by the absence of the Easter holiday, which occurred in the third quarter of the prior year compared to the second quarter of the current year.
Higher operating income at our domestic operations was due to guest spending growth and lower costs, partially offset by lower volumes. The increase in guest spending was driven by higher average ticket prices at our theme parks and cruise line. Lower costs reflected decreases in labor and marketing costs from efficiency initiatives. Costs also benefited from lower infrastructure costs due to timing and a decrease in fuel costs. These decreases were partially offset by higher depreciation, labor and other cost inflation and costs associated with new attractions. The decrease in volumes was due to lower attendance, partially offset by higher occupied room nights.
Lower operating income at our international operations was due to higher pre-opening costs at Shanghai Disney Resort and lower attendance and higher operating costs at Disneyland Paris. These decreases were partially offset by cost efficiency initiatives as well as higher volumes and guest spending at Hong Kong Disneyland Resort.

Studio Entertainment
Studio Entertainment revenues for the quarter increased 40% to $2.8 billion and segment operating income increased 62% to $766 million. Higher operating income was due to increases in theatrical and home entertainment distribution results, partially offset by an unfavorable impact from foreign currency translation.
The operating income growth in theatrical distribution was due to the strong performance of the titles in release, which included five significant titles in the current quarter compared to four in the prior-year quarter, partially offset by marketing costs for The BFG, which was released at the end of the current quarter. Current quarter titles included Captain America: Civil War, The Jungle Book, Finding Dory and Alice Through the Looking Glass compared to Avengers: Age of Ultron, Cinderella, Inside Out and Tomorrowland in the prior-year quarter. Additionally, the current quarter included the continuing performance of Zootopia, which was released in the second quarter of the current year, compared to no Disney animated release in the prior-year quarter.
The increase in home entertainment distribution results was primarily due to higher unit sales and net effective pricing reflecting the performance of Star Wars: The Force Awakens and Zootopia in the current quarter compared to the international performance of Big Hero 6 in the prior-year quarter.

Consumer Products & Interactive Media
Consumer Products & Interactive Media revenues for the quarter decreased 1% to $1.1 billion and segment operating income decreased 7% to $324 million. Lower operating income was driven by decreases at our merchandise licensing, retail and Japan mobile businesses, partially offset by an increase at our games business.
Lower results at our merchandise licensing business were driven by higher revenue in the prior year from Frozen merchandise, an unfavorable impact from foreign currency translation, an increase in revenue share with the Studio Entertainment segment and higher marketing costs. These decreases were partially offset by revenue growth from merchandise based on Finding Dory/Finding Nemo and Star Wars.
The decrease at our retail business was due to an unfavorable impact from foreign currency translation and lower operating margins. Higher operating income at our games business was driven by a decrease in product development and marketing costs due to the discontinuation of our Infinity console game business.

OTHER FINANCIAL INFORMATION

Corporate and Unallocated Shared Expenses
Corporate and unallocated shared expenses increased $13 million to $159 million in the current quarter driven by the timing of allocations to operating segments.

Interest expense, net
Interest expense, net was as follows (in millions):

	Quarter Ended
	July 2, 2016	June 27, 2015	Change
Interest expense	$(88)	$(62)	(42)%
Interest and investment income	18	50	(64)%
Interest expense, net	$(70)	$(12)	>(100)%
The increase in interest expense for the quarter was due to higher average debt balances, partially offset by higher capitalized interest driven by the continued development of the Shanghai Disney Resort.
The decrease in interest and investment income for the quarter was due to gains on sales of investments in the prior-year quarter.

Income Taxes
The effective income tax rate was as follows:

	Quarter Ended
	July 2, 2016	June 27, 2015	Change
Effective income tax rate	35.2%	33.4%	(1.8)	ppt
The increase in the effective income tax rate for the quarter was primarily due to increased foreign losses for which we are not recognizing a tax benefit.

Noncontrolling Interests

	Quarter Ended
(in millions)	July 2, 2016	June 27, 2015	Change
Net income attributable to noncontrolling interests	$115	$156	26%
The decrease in net income attributable to noncontrolling interests for the quarter was primarily due to higher pre-opening expenses at Shanghai Disney Resort and lower results at Disneyland Paris, partially offset by higher results at ESPN.
Net income attributable to noncontrolling interests is determined on income after royalties and management fees, financing costs and income taxes.

Cash Flow
Cash provided by operations and free cash flow were as follows (in millions):

	Nine Months Ended
	July 2, 2016	June 27, 2015	Change
Cash provided by operations	$9,386	$7,581	$1,805
Investments in parks, resorts and other property	(3,691)	(3,061)	(630)
Free cash flow (1)	$5,695	$4,520	$1,175

(1)	Free cash flow is not a financial measure defined by GAAP. See the discussion of non-GAAP financial measures that follows.

Cash provided by operations for the first nine months of fiscal 2016 increased 24% or $1.8 billion to $9.4 billion compared to the first nine months of fiscal 2015. The increase in cash provided by operations was driven by higher Studio and Parks and Resorts segment operating results. This increase was partially offset by an increase in Studio Entertainment receivables driven by higher revenues in the current nine months compared to the prior year. Cash provided by operations also reflected higher pension contributions in the current period.

Capital Expenditures and Depreciation Expense
Investments in parks, resorts and other property were as follows (in millions):

	Nine Months Ended
	July 2, 2016	June 27, 2015
Media Networks
Cable Networks	$55	$51
Broadcasting	55	37
Total Media Networks	110	88
Parks and Resorts
Domestic	1,619	1,002
International	1,689	1,644
Total Parks and Resorts	3,308	2,646
Studio Entertainment	67	84
Consumer Products & Interactive Media	33	46
Corporate	173	197
Total investments in parks, resorts and other property	$3,691	$3,061
Capital expenditures increased by $630 million to $3.7 billion for the nine months primarily due to higher spending at Walt Disney World Resort, Hong Kong Disneyland Resort and Disneyland Resort, partially offset by lower spending at Shanghai Disney Resort.

Depreciation expense was as follows (in millions):

	Nine Months Ended
	July 2, 2016	June 27, 2015
Media Networks
Cable Networks	$111	$114
Broadcasting	68	71
Total Media Networks	179	185
Parks and Resorts
Domestic	949	865
International	283	258
Total Parks and Resorts	1,232	1,123
Studio Entertainment	36	41
Consumer Products & Interactive Media	46	51
Corporate	185	185
Total depreciation expense	$1,678	$1,585

Non-GAAP Financial Measures
This earnings release presents EPS excluding the impact of certain items affecting comparability, free cash flow and aggregate segment operating income, all of which are important financial measures for the Company, but are not financial measures defined by GAAP.
These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of EPS, cash flow or net income as determined in accordance with GAAP. EPS excluding certain items affecting comparability, free cash flow and aggregate segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.
EPS excluding certain items affecting comparability – The Company uses EPS excluding certain items to evaluate the performance of the Company’s operations exclusive of certain items affecting comparability of results from period to period. The Company believes that information about EPS exclusive of these items is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings, because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of the excluded items separately from the impact of the operations of the business.

The following table reconciles reported EPS to EPS excluding certain items affecting comparability for the current quarter and nine months.

(in millions except EPS)	Pre-Tax Income/Loss	Tax Benefit/Expense (1)	After-Tax Income/Loss (2)	EPS (3)	Change vs. prior year period
Quarter Ended July 2, 2016:
As reported	$4,183	$(1,471)	$2,712	$1.59	10%
Exclude:
Restructuring and impairment charges (4)	44	(2)	42	0.03
Excluding certain items affecting comparability	$4,227	$(1,473)	$2,754	$1.62	12%

Nine Months Ended July 2, 2016:
As reported	$11,987	$(4,089)	$7,898	$4.63	17%
Exclude:
Vice Gain (5)	(332)	122	(210)	(0.13)
Infinity Charge (5)	147	(54)	93	0.06
Restructuring and impairment charges (4)	125	(36)	89	0.05
Excluding certain items affecting comparability	$11,927	$(4,057)	$7,870	$4.61	17%

(1)	Tax benefit/expense adjustments are determined using the tax rate applicable to the individual item affecting comparability.

(2)	Net income is before noncontrolling interest share.

(3)	EPS is net of noncontrolling interest share, where applicable. Total may not equal the sum of the column due to rounding.

(4)
Charges for the quarter primarily consisted of asset impairments in connection with shutting down certain international film production operations. Charges for the nine month period were driven by asset impairments and contract termination and severance costs.

(5)	See page 1 for further discussion of the Vice Gain and Infinity Charge.
Free cash flow – The Company uses free cash flow (cash provided by operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt obligations, make strategic acquisitions and investments and pay dividends or repurchase shares.
Aggregate segment operating income – The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.

A reconciliation of segment operating income to net income is as follows (in millions):

	Quarter Ended		Nine Months Ended
	July 2, 2016	June 27, 2015	July 2, 2016	June 27, 2015
Segment operating income	$4,456	$4,120	$12,545	$11,147
Corporate and unallocated shared expenses	(159)	(146)	(457)	(441)
Restructuring and impairment charges	(44)	—	(125)	—
Interest expense, net	(70)	(12)	(161)	(62)
Vice Gain	—	—	332	—
Infinity Charge(1)	—	—	(147)	—
Income before income taxes	4,183	3,962	11,987	10,644
Income taxes	(1,471)	(1,323)	(4,089)	(3,533)
Net income	$2,712	$2,639	$7,898	$7,111

(1)
The Infinity Charge was primarily due to an inventory write-down. The charge also included severance and other asset impairments and was reported in "Cost of products" in the Condensed Consolidated Statements of Income.

CONFERENCE CALL INFORMATION
In conjunction with this release, The Walt Disney Company will host a conference call today, August 9, 2016, at 5:00 PM EDT/2:00 PM PDT via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be available via replay through August 23, 2016 at 7:00 PM EDT/4:00 PM PDT.

FORWARD-LOOKING STATEMENTS
Management believes certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.
Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond the Company’s control, including:

•	changes in domestic and global economic conditions, competitive conditions and consumer preferences;

•	adverse weather conditions or natural disasters;

•	health concerns;

•	international, political, or military developments; and

•	technological developments.
Such developments may affect travel and leisure businesses generally and may, among other things, affect:

•	the performance of the Company’s theatrical and home entertainment releases;

•	the advertising market for broadcast and cable television programming;

•	expenses of providing medical and pension benefits;

•	demand for our products; and

•	performance of some or all company businesses either directly or through their impact on those who distribute our products.
Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended October 3, 2015 under Item 1A, “Risk Factors,” and subsequent reports.

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited; in millions, except per share data)

	Quarter Ended		Nine Months Ended
	July 2, 2016	June 27, 2015	July 2, 2016	June 27, 2015
Revenues:
Services	$12,113	$11,308	$35,906	$32,587
Products	2,164	1,793	6,584	6,366
Total revenues	14,277	13,101	42,490	38,953
Costs and expenses:
Cost of services (exclusive of depreciation and amortization)	(5,946)	(5,547)	(18,568)	(17,224)
Cost of products (exclusive of depreciation and amortization)	(1,255)	(1,116)	(4,120)	(3,785)
Selling, general, administrative and other	(2,305)	(2,101)	(6,467)	(6,117)
Depreciation and amortization	(626)	(575)	(1,838)	(1,751)
Total costs and expenses	(10,132)	(9,339)	(30,993)	(28,877)
Restructuring and impairment charges	(44)	—	(125)	—
Interest expense, net	(70)	(12)	(161)	(62)
Equity in the income of investees	152	212	776	630
Income before income taxes	4,183	3,962	11,987	10,644
Income taxes	(1,471)	(1,323)	(4,089)	(3,533)
Net income	2,712	2,639	7,898	7,111
Less: Net income attributable to noncontrolling interests	(115)	(156)	(278)	(338)
Net income attributable to The Walt Disney Company (Disney)	$2,597	$2,483	$7,620	$6,773

Earnings per share attributable to Disney:
Diluted	$1.59	$1.45	$4.63	$3.95

Basic	$1.60	$1.46	$4.66	$3.99

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,631	1,711	1,647	1,714

Basic	1,621	1,696	1,636	1,699

Dividends declared per share	$0.71	$0.66	$1.42	$1.81

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; in millions, except per share data)

	July 2, 2016	October 3, 2015
ASSETS
Current assets
Cash and cash equivalents	$5,227	$4,269
Receivables	8,958	8,019
Inventories	1,354	1,571
Television costs and advances	1,231	1,170
Deferred income taxes	—	767
Other current assets	847	962
Total current assets	17,617	16,758
Film and television costs	6,091	6,183
Investments	3,228	2,643
Parks, resorts and other property
Attractions, buildings and equipment	49,526	42,745
Accumulated depreciation	(26,275)	(24,844)
	23,251	17,901
Projects in progress	2,371	6,028
Land	1,243	1,250
	26,865	25,179
Intangible assets, net	6,995	7,172
Goodwill	27,802	27,826
Other assets	2,316	2,421
Total assets	$90,914	$88,182

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$8,719	$7,844
Current portion of borrowings	5,312	4,563
Unearned royalties and other advances	4,041	3,927
Total current liabilities	18,072	16,334
Borrowings	15,129	12,773
Deferred income taxes	4,076	4,051
Other long-term liabilities	5,491	6,369
Commitments and contingencies
Equity
Preferred stock, $.01 par value, Authorized – 100 million shares, Issued – none	—	—
Common stock, $.01 par value, Authorized – 4.6 billion shares, Issued – 2.9 billion shares at July 2, 2016 and 2.8 billion shares at October 3, 2015	35,683	35,122
Retained earnings	64,321	59,028
Accumulated other comprehensive loss	(2,699)	(2,421)
	97,305	91,729
Treasury stock, at cost, 1.2 billion shares	(53,112)	(47,204)
Total Disney Shareholders’ equity	44,193	44,525
Noncontrolling interests	3,953	4,130
Total equity	48,146	48,655
Total liabilities and equity	$90,914	$88,182

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in millions)

	Nine Months Ended
	July 2, 2016	June 27, 2015
OPERATING ACTIVITIES
Net income	$7,898	$7,111
Depreciation and amortization	1,838	1,751
Gains on sales of investments	(27)	(89)
Deferred income taxes	885	(167)
Equity in the income of investees	(776)	(630)
Cash distributions received from equity investees	594	553
Net change in film and television costs and advances	(224)	(623)
Equity-based compensation	305	309
Other	403	214
Changes in operating assets and liabilities:
Receivables	(821)	(229)
Inventories	214	48
Other assets	(87)	(274)
Accounts payable and other accrued liabilities	(628)	(507)
Income taxes	(188)	114
Cash provided by operations	9,386	7,581

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(3,691)	(3,061)
Sales of investments	44	143
Acquisitions	(400)	—
Other	(179)	(137)
Cash used in investing activities	(4,226)	(3,055)

FINANCING ACTIVITIES
Commercial paper borrowings, net	(216)	2,352
Borrowings	4,046	181
Reduction of borrowings	(672)	(2,006)
Dividends	(1,168)	(1,948)
Repurchases of common stock	(5,908)	(2,823)
Proceeds from exercise of stock options	216	292
Contributions from noncontrolling interest holders	—	1,012
Other	(389)	(301)
Cash used in financing activities	(4,091)	(3,241)

Impact of exchange rates on cash and cash equivalents	(111)	(231)

Change in cash and cash equivalents	958	1,054
Cash and cash equivalents, beginning of period	4,269	3,421
Cash and cash equivalents, end of period	$5,227	$4,475

Contacts:

Zenia Mucha
Corporate Communications
818-560-5300

Lowell Singer
Investor Relations
818-560-6601